Exhibit 99.1

For more information: Joe McCreery Head of Investor Relations 903-988-6425

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P. PURCHASES MARINE EQUIPMENT

FROM AFFILIATES OF FLORIDA MARINE TRANSPORTERS

KILGORE, TX – February 28, 2013 (GlobeNewswire) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) and Florida Marine Transporters, Inc. (“FMT”) announced today that MMLP has purchased from FMT affiliates six liquefied petroleum gas (“LPG”) pressure barges and two commercial push boats for approximately $50.8 million.

The newly acquired LPG barges enhance MMLP’s natural gas liquids (“NGL”) handling capabilities. The Partnership intends to use these assets to capitalize on logistical opportunities associated with NGLs on the Gulf Coast. Incremental NGL production volume from the Eagle Ford Shale is one of the primary drivers of the increasing demand for these types of assets. MMLP intends to drive margin by capitalizing on logistical opportunities in excess of the standard marine transportation services revenue. The Partnership believes it will achieve a seven times acquisition multiple based on its cash flow projections for these assets.

The LPG barges will reside in the Natural Gas Services segment of the Partnership although they will be operated by Martin Marine (Marine Transportation segment). Each LPG barge has a pressurized cargo capacity of approximately 16,000 barrels (total capacity for all LPG barges of approximately 96,000 barrels) and was constructed within the last two years. Similarly, both push boats are modern and efficient, having being built in 2007 and 2010, respectively.

About Florida Marine Transporters, Inc.

Florida Marine Transporters, Inc. and the Florida Marine Group of affiliated companies are founded on strong family values and the “Relentless Pursuit of Excellence” to be the best inland boat and barge operators. FMT started with a handful of tow boats and tank barges and systematically expanded so that today it runs its own shipyard and training facility and operates the industry’s newest diversified fleet of more than six dozen push boats and several hundred tank, deck, hopper and pressure barges to transport liquid, chemical, dry, and pressurized cargoes—with nearly eight hundred employees dedicated to transporting customers’ resources with the highest levels of safety, efficiency, and environmental stewardship.

About Martin Midstream Partners L.P.

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling, storage, processing and packaging services for petroleum products and by-products; natural gas liquids storage, marketing and distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products. The Partnership is based in Kilgore, Texas and was founded in 2002.

Forward-Looking Statements

Statements in this release other than historical facts are forward-looking statements. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership’s control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.